EXHIBIT 99.6

TRANSEURO ENERGY CORP.
Suite 1578, 609 Granville Street
Vancouver, BC V7Y 1G5

INFORMATION CIRCULAR
(as at November 10, 2010 except as otherwise indicated)

SOLICITATION OF PROXIES

This information circular (the “Circular”) is provided in connection with the solicitation of proxies by the management of Transeuro Energy Corp. (the “Company”). The form of proxy which accompanies this Circular (the “Proxy”) is for use at the annual and special general meeting of the shareholders of the Company to be held on Wednesday December 15, 2010 (the “Meeting”), at the time and place set out in the accompanying notice of meeting (the “Notice of Meeting”). The Company will bear the cost of this solicitation. The solicitation will be made by mail, but may also be made by telephone.

APPOINTMENT AND REVOCATION OF PROXY

The persons named in the Proxy are directors and officers of the Company. A registered shareholder who wishes to appoint some other person to serve as their representative at the Meeting may do so by striking out the printed names and inserting the desired person’s name in the blank space provided.The completed Proxy should be delivered to Computershare Investor Services Inc. (“Computershare”) by 11:00 a.m. CET (Central European Time) on Monday December 13, 2010 or 48 hours (excluding Saturdays, Sundays and holidays) before any adjournment of the Meeting at which the Proxy is to be used.

The Proxy may be revoked by:

(a)	signing a proxy with a later date and delivering it at the time and place noted above;

(b)	signing and dating a written notice of revocation and delivering it at the time and to the place noted above; or

(c)	attending the Meeting or any adjournment of the Meeting and registering with the scrutineer as a shareholder present in person.

Provisions Relating to Voting of Proxie

The shares represented by proxy in the enclosed form will be voted or withheld from voting by the designated holder in accordance with the direction of the registered shareholder appointing him. If there is no direction by the registered shareholder, those shares will be voted for all proposals set out in the Proxy and for the election of directors and the appointment of the auditors as set out in this Circular. The Proxy gives the person named in it the discretion to vote as such person sees fit on any amendments or variations to matters identified in the Notice of Meeting, or any other matters which may properly come before the Meeting. At the time of printing of this Circular, the management of the Company knows of no other matters which may come before the Meeting other than those referred to in the Notice of Meeting.

Non-Registered Holders

The information set forth in this section is of significant importance to many shareholders, as a substantial number of shareholders do not hold shares in their own name. Shareholders who hold their shares through their brokers, intermediaries, trustees or other persons, or who otherwise do not hold their shares in their own name (referred to in this Circular as “Non-Registered Holders”) should note that only proxies deposited by shareholders who appear on the records maintained by Computershare, as registered holders of shares, will be recognized and acted upon at the Meeting. If shares are listed in an account statement provided to a Non-Registered Holder by a broker, those shares will, in all likelihood, not be registered in the shareholder’s name. Such shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms). Shares held by brokers or their agents or nominees on behalf of a broker’s client can only be voted (for or against resolutions) at the direction of the Non-Registered Holder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker’s clients. Therefore, each Non-Registered Holder should ensure that voting instructions are communicated to the appropriate person well in advance of the Meeting.

Existing regulatory policy requires brokers and other intermediaries to seek voting instructions from Non- Registered Holders in advance of shareholders’ meetings. The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Non-Registered Holders in order to ensure that their shares are voted at the Meeting. The form of proxy supplied to a Non-Registered Holder by its broker or the agent of the broker is substantially similar to the Proxy provided directly to registered shareholders by the Company. However, its purpose is limited to instructing the registered shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the Non-Registered Holder. The vast majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions Inc. (“Broadridge”) in Canada. Broadridge typically prepares a machine-readable voting instruction form, mails those forms to Non-Registered Holders and asks Non-Registered Holders to return the forms to Broadridge, or otherwise communicate voting instructions to Broadridge (by way of the Internet or telephone, for example). Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting.A Non- Registered Holder who receives a Broadridge voting instruction form cannot use that form to vote shares directly at the Meeting. The voting instruction forms must be returned to Broadridge (or instructions respecting the voting of shares must otherwise be communicated to Broadridge) well in advance of the Meeting in order to have the shares voted. If you have any questions respecting the voting of shares held through a broker or other intermediary, please contact that broker or other intermediary for assistance.

Although a Non-Registered Holder may not be recognized directly at the Meeting for the purposes of voting shares registered in the name of his broker, a Non-Registered Holder may attend the Meeting as proxyholder for the registered shareholder and vote the shares in that capacity. Non-Registered Holders who wish to attend the Meeting and indirectly vote their shares as proxyholder for the registered shareholder, should enter their names in the blank space on the form of proxy provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker.

Financial Statements

The audited financial statements of the Company for the financial year ended December 31, 2009, together with the auditor’s report on those statements, and management’s discussion and analysis, will be presented to the shareholders at the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

As at the date of the accompanying Notice of Meeting, the Company’s authorized capital consists of an unlimited number common shares without par value of which 386,417,650 common shares are issued and outstanding. All common shares in the capital of the Company carry the right to one vote.

Shareholders registered as at Wednesday, November 10, 2010 are entitled to attend and vote at the Meeting. Shareholders who wish to be represented by proxy at the Meeting must, to entitle the person appointed by the Proxy to attend and vote, deliver their Proxies at the place and within the time set forth in the notes to the Proxy.

To the knowledge of the directors and executive officers of the Company, as of the date of this Circular, no person beneficially owns, directly or indirectly, or exercise control or direction over, directly or indirectly, 10% or more of the issued and outstanding common shares of the Company.

ELECTION OF DIRECTORS

The directors of the Company are elected annually and hold office until the next annual general meeting of the shareholders or until their successors are elected or appointed. The management of the Company proposes to nominate the persons listed below for election as directors of the Company to serve until their successors are elected or appointed. In the absence of instructions to the contrary, Proxies given pursuant to the solicitation by the management of the Company will be voted for the nominees listed in this Circular. Management does not contemplate that any of the nominees will be unable to serve as a director.

The number of directors on the board of directors of the Company is currently set at four. Shareholders will be asked at the Meeting to pass an ordinary resolution to fix the number of directors at three.

The following table sets out the names of the nominees for election as directors, the offices they hold within the Company, their occupations, the length of time they have served as directors of the Company, and the number of shares of the Company and its Subsidiary which each beneficially owns, directly or indirectly, or over which control or direction is exercised, as of the date of this Circular:

Name, province or state and country of residence and positions, current and former, if any, held in the Company	Principal occupation for last five years	Served as director since	Number of common shares beneficially owned, directly or indirectly, or controlled or directed at present(1)
Aage Thoen(2) Oslo, Norway Director	Chairman and owner of Aage Thoen Ltd. AS, a Norwegian based shipowning investment and marine service company.	April 11, 2007	8,939,366

Name, province or state and country of residence and positions, current and former, if any, held in the Company	Principal occupation for last five years	Served as director since	Number of common s hares beneficially owned, directly or indirectly, or controlled or directed at present(1)
David Parry(2) British Columbia, Canada Director, Vice President Business Development	Self-employed consultant to public companies in the resource sector.	September 24, 2004	4,642,924
A. Pedro Paulo(2) Portugal Director	Retired. President of Chevron Overseas Petroleum Brasil Ltda., May 1997 to 2005	July 21, 2008	Nil

Notes:
(1)           The information as to common shares beneficially owned or controlled has been provided by the directors themselves.
(2)           Member of the Company’s audit committee.

The members of the Company’s audit committee are Aage Thoen, David Parry and Pedro Paulo. Each member of the audit committee is financially literate in accordance with National Instrument 52-110.

The Company has a compensation committee, the current members of which are Aage Thoen and Pedro Paulo.

The Company has a corporate governance and environmental committee, the current members of which are Aage Thoen and Pedro Paulo.

No proposed director is being elected under any arrangement or understanding between the proposed director and any other person or company except the directors and executive officers of the Company acting solely in such capacity.

Corporate Cease Trade Orders or Bankruptcies

Other than disclosed below, no director or proposed director of the Company is, or within the ten years prior to the date of this Circular has been, a director or executive officer of any company, other than the Company, that while that person was acting in that capacity:

(a)	was the subject of a cease trade order or similar order or an order that denied the company access to any exemption under securities legislation for a period of more than 30 consecutive days; or

(b)
was subject to an event that resulted, after the director ceased to be a director or executive officer of the company being the subject of a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(c)	within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

The Company was cease traded by the British Columbia Securities Commission between May 4, 2009 and September 1, 2009.

Individual Bankruptcies

No director or proposed director of the Company has, within the ten years prior to the date of this Circular, become bankrupt or made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

EXECUTIVE COMPENSATION
Named Executive Officers

During the financial year ended December 31, 2009, the Company had four Named Executive Officers of the Company, being David Worrall, the current Chief Executive Officer and former Chief Operating Officer, David Parry, the Vice President Business Development, Edward Farrauto, the former Executive Vice President and former Chief Financial Officer and Sean McGrath, the former Chief Financial Officer.

Edward Farrauto resigned on April 20, 2009 and Sean McGrath was appointed Chief Financial Officer in his place on August 16, 2009. Sean McGrath subsequently resigned on April 30, 2010. The Company’s current Chief Financial Officer is Bruce Colwill.

“Named Executive Officer” means: (a) each Chief Executive Officer, (b) each Chief Financial Officer, (c) each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the Chief Executive Officer and Chief Financial Officer, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000; and (d) each individual who would be an NEO under paragraph (c) but for the fact that the individual was neither an executive officer of the company, nor acting in a similar capacity, at the end of that financial year.

COMPENSATION DISCUSSION & ANALYSIS

Compensation Discussion & Analysis

This report has been prepared by the Compensation Committee. The Compensation Committee assumes responsibility for reviewing and monitoring the compensation for the senior management of the Company and as part of that mandate determines the compensation of the President and Chief Executive Officer, the Chief Financial Officer and the Chairman.

Philosophy and Objectives

The compensation program for the senior management of the Company is designed to ensure that the level and form of compensation achieves certain objectives, including:

(a)	attracting and retaining talented, qualified and effective executives;

(b)	motivating the short and long-term performance of these executives; and

(c)	better aligning their interests with those of the Company’s shareholders.

In compensating its senior management, the Company has employed a combination of base salary, bonus compensation and equity participation through its stock option plan. The compensation of each of the Named Executive Officers is approved annually by the Compensation Committee. Given the evolving nature of the Company’s business, the Compensation Committee continues to review and redesign the overall compensation plan for senior management so as to continue to address the objectives identified above.

Base Salary

In the view of the Compensation Committee, paying base salaries which are competitive in the markets in which the Company operates is a first step to attracting and retaining talented, qualified and effective executives.Competitive salary information on companies earning comparable revenues in a similar industry is compiled from a variety of sources, including surveys conducted by independent consultants and national and international publications.

Cash Incentive Compensation

The Company’s primary objective is to aim to achieve certain strategic objectives and milestones. The Compensation Committee approves executive bonus compensation dependent upon the Company meeting those strategic objectives and milestones and sufficient cash resources being available for the granting of bonuses.

Equity Participation

The Compensation Committee believes that encouraging its executives and employees to become shareholders is the best way of aligning their interests with those of its shareholders. Equity participation is accomplished through the Company’s stock option plan. Stock options are granted to senior executives taking into account a number of factors, including the amount and term of options previously granted, base salary and bonuses and competitive factors. Options are generally granted to senior executives which vest over 18 months. During the year ended December 31, 2009, the Company granted a total of 2,721,058 options to the Named Executive Officers as follows:

Name	Number	Exercise Price
David Worrall	670,544	$0.10
	1,076,384	$0.25

David Parry	335,463	$0.10
	538,657	$0.25

Sean McGrath	50,000	$0.10
	50,000	$0.25

SUMMARY COMPENSATION TABLE

Summary Compensation Table

Set out below is a summary of compensation paid to the Company’s Named Executive Officers during the years ended December 31, 2008 and December 31, 2009:

Summary Compensation Table

Name and principal position	Year	Salary ($)	Option- based awards ($)	Annual incentive plans	Long- term incentive plans	All other compensation	Total compensation ($)

David Worrall, Chief Executive Officer	2009	244,332	315,315	40,000	N/A	Nil	599,647
	2008	243,214	53,868	N/A	N/A	Nil	297,082
Sean McGrath,(1) Former Chief Financial Officer	2009	22,500	17,500	5,000	N/A	Nil	45,000
	2008	N/A	N/A	N/A	N/A	N/A	N/A
Edward Farrauto,(2) Former Executive Vice President and Former Chief Financial Officer	2009	33,432	N/A	N/A	N/A	Nil	33,432
	2008	169,234	$53,868	N/A	N/A	Nil	223,102
David Parry, Vice President Business Development	2009	170,506	64,799	25,000	N/A	Nil	260,305
	2008	189,264	53,868	N/A	N/A	Nil	243,132
Harold Hemmerich,(3) Former Chief Executive Officer and President	2009	N/A	N/A	N/A	N/A	N/A	N/A
	2008	243,815	71,824	N/A	N/A	Nil	315,639
Danny Lee, (4) Former Chief Financial Officer	2009	N/A	N/A	N/A	N/A	N/A	N/A
	2008	59,627	Nil	N/A	N/A	Nil	59,627

Notes:

(1)	Sean McGrath was appointed Chief Financial Officer on August 19, 2009 and resigned on April 30, 2010.
(2)	Edward Farrauto resigned as Chief Financial Officer on April 20, 2009.
(3)	Harold Hemmerich resigned as Chief Executive Officer and President on December 2, 2008.
(4)	Danny Lee resigned as Chief Financial Officer on May 15, 2008.
(5)
During the year ended December 31, 2009, the fair value of stock options granted to officers and directors was measured using the Black-Scholes option pricing model, incorporating the following assumptions: (1) interest rate 2.62%, (2) option life 5 years, (3) annual volatility 106%, and (4) nil dividends.

(6)
The amounts included in this column are, in the case of David Worrall and David Parry, discretionary bonus payments determined by the Compensation Committee with respect to overall performance during the year. In the case of Sean McGrath, the bonus payment was for the achievement of specific regulatory filing objectives.

The Company does not currently have in place any employment or consulting agreements with its Named Executive Officers. Sean McGrath, the Company’s former Chief Financial Officer, and the Company entered into a Management Consulting Agreement pursuant to which Mr. McGrath was paid a monthly fee in the amount of $5,000. Bruce Colwill, the Company’s current Chief Financial Officer, and the Company entered into a Management Consulting Agreement, effective May 2010, pursuant to which Mr. Colwill is paid a monthly fee in the amount of $15,000. The agreement expired in November 2010. On August 1, 2009, Mr. Worrall, the Company’s Chief Executive Officer, entered into a consulting contract with the Company pursuant to which the Company paid a monthly fee in the amount of US$18,000. The agreement expired in July 2010.

There were no long term incentive plans in place for any Named Executive Officer of the Company during the most recently completed financial year.

INCENTIVE PLAN AWARDS

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth the outstanding share-based awards and option-based awards held by the Named Executive Officers of the Company at the end of the most recently completed financial year:

Outstanding Share-Based Awards and Option-Based Awards

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options(1) (#)	Option exercise price ($)	Option expiration date	Value of unexercised in- the-money options(2) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
David Worrall, Chief Executive Officer	670,554 1,076,384	$0.10 $0.25	September 20, 2014 September 20, 2014	Nil	Nil	Nil
Sean McGrath, Former Chief Financial Officer	50,000 50,000	$0.25 0.10	September 20, 2014 September 20, 2014	Nil	Nil	Nil
David Parry, Vice President Business Development	335,463 538,657	$0.10 0.25	September 20, 2014 September 20, 2014	Nil	Nil	Nil

Notes:

(1)	During the most recently completed financial year, David Parry and David Worrall agreed to the cancellation of all of their previously granted option-based awards.

(2)
“In-the-Money Options” means the excess of the market value of the Company’s shares on December 31, 2009 over the exercise price of the options. The closing price of the Company’s shares on December 31, 2009 was $0.07

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth details of the value vested or earned for all incentive plan awards during the most recently completed financial year by each Named Executive Officer:

Value Vested or Earned for Incentive Plan Awards During the Most
Recently Completed Financial Year

Name	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
David Worrall, Chief Executive Officer and Former Chief Operating Officer	Nil	N/A	N/A
Sean McGrath, former Chief Financial officer	Nil	N/A	N/A
David Parry, Vice President Business Development	Nil	N/A	N/A

DIRECTOR COMPENSATION

Director Compensation Table

Other than compensation paid to the Named Executive Officers, and except as noted below, no compensation was paid to directors in their capacity as directors of the Company or its subsidiaries, in their capacity as members of a committee of the Board or of a committee of the board of directors of its subsidiaries, or as consultants or experts, during the Company’s most recently completed financial year.

The following table sets forth the details of compensation provided to the directors, other than the Named Executive Officers during the Company’s most recently completed financial year:

Name	Fees Earned ($)	Share- based Awards ($)	Option- based Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)	Total ($)
Aage Thoen	Nil	Nil	39,892	Nil	Nil	Nil	39,892
A. Pedro Paul	Nil	Nil	17,789	Nil	Nil	Nil	17,789
Mark Sarrssam(2)	Nil	Nil	28,749	Nil	Nil	Nil	Nil

Notes:

(1)
During the year ended December 31, 2009, the fair value of stock options granted to officers and directors was measured using the Black-Scholes option pricing model, incorporating the following assumptions: (1) interest rate 2.62%, (2) option life 5 years, (3) annual volatility 106%, and (4) nil dividends.

(2)	Mark Sarrssam resigned as a director on March 26, 2010.

Narrative Discussion

As of September 30, 2008, the Company chose to discontinue the payment of all fees to directors, other than incentive stock options. Payment of director fees was reinstated in 2010.

INCENTIVE PLAN AWARDS

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth the outstanding share-based awards and option-based awards held by the directors of the Company at the end of the most recently completed financial year:

Outstanding Share-Based Awards and
Option-Based Awards

Option-based Awards
Name	Number of securities underlying unexercised options(1) (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)(1)
Aage Thoen	267,778 369,444	$0.10 0.25	September 20, 2014 September 20, 2014	$NIL
Antonio Pedro Paulo	123,810 159,524	$0.10 0.25	September 20, 2014 September 20, 2014	$NIL
Mark Sarrssam(2)	Nil	Nil	N/A	$NIL

Notes:

(1)	During the most recently completed financial year, Aage Thoen and Antonio Pedro Paulo agreed to the cancellation of all of their previously granted option-based awards.

(2)	Mark Sarrssam resigned as a director on March 26, 2010.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth details of the value vested or earned for all incentive plan awards during the most recently completed fiscal year by each director:

Value Vested or Earned for Incentive Plan Awards during the Most
Recently Completed Financial Year

Name	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Aage Thoen	Nil	N/A	N/A
Antonio Pedro Paulo	Nil	N/A	N/A
Mark Sarrssam(1)	Nil	N/A	N/A

Notes:
(1)           Mark Sarrssam resigned as a director on March 26, 2010.
EQUITY COMPENSATION PLAN INFORMATION

The following table sets out those securities of the Company which have been authorized for issuance under equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by the securityholders	5,132,880	$0.19	14,867,120
Equity compensation plans not approved by the securityholders	Nil	N/A	N/A
Total	5,132,880	$0.19	14,867,120

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

None of the current or former directors, executive officers, employees of the Company or its Subsidiary, the proposed nominees for election to the board of directors of the Company, or their respective associates or affiliates, are or have been indebted to the Company or its subsidiaries since the beginning of the last completed financial year of the Company.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director or executive officer of the Company or any proposed nominee of management of the Company for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, since the beginning of the Company’s last financial year in matters to be acted upon at the Meeting, other than the election of directors or the appointment of auditors.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

None of the persons who were directors or executive officers of the Company or a subsidiary of the Company at any time during the Company’s last financial year, the proposed nominees for election to the board of directors of the Company, any person or company who beneficially owns, directly or indirectly, or who exercises control or direction over (or a combination of both) more than 10% of the issued and outstanding common shares of the Company, nor any associate or affiliate of those persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction or proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.

MANAGEMENT CONTRACTS

No management functions of the Company or its subsidiaries are to any substantial degree performed by a person or company other than the directors or executive officers of the Company or its subsidiaries.

APPOINTMENT OF AUDITOR

Auditor

The management of the Company intends to nominate PricewaterhouseCoopers LLP for re-appointment as auditor of the Company. Forms of proxy given pursuant to the solicitation by the management of the Company will, on any poll, be voted as directed and, if there is no direction, for the re-appointment of PricewaterhouseCoopers LLP, as auditor of the Company to hold office until the close of the next annual general meeting of the Company, at a remuneration to be fixed by the directors. Staley, Okada & Partners, Chartered Accountants, now PricewaterhouseCoopers LLP, was first appointed as auditor of the Company on December 5, 2005.

AUDIT COMMITTEE

The Company is required to have an audit committee comprised of not less than three directors, a majority of whom are not officers or employees of the Company or of an affiliate of the Company. The Company’s current audit committee consists of Aage Thoen, David Parry and Pedro Paulo.

Audit Committee Charter

The text of the audit committee’s charter is attached as Schedule “A” to this Circular.

Composition of Audit Committee and Independence

National Instrument 52-110 Audit Committees, (“NI 52-110”) provides that a member of an audit committee is “independent” if the member has no direct or indirect material relationship with the issuer, which could, in the view of the issuer’s board of directors, reasonably interfere with the exercise of the member’s independent judgment.

Relevant Education and Experience

NI 52-110 provides that an individual is “financially literate” if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

All of the members of the Company’s audit committee are and will be financially literate as that term is defined.

Based on their business and educational experiences, each audit committee member has a reasonable understanding of the accounting principles used by the Company; an ability to assess the general application of such principles in connection of the accounting for estimates, accruals and reserves; experience analyzing and evaluating financial statements that present a breadth and level of complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more individuals engaged in such activities; and an understanding of internal controls and procedures for financial reporting.

●
Aage Thoen is Chairman and owner of Aage Thoen Ltd. AS, a Norwegian based shipowning investment and marine service company. Mr. Thoen holds a BSBA and MBA and is a former banker and has over the last 25 years held top management positions in various private and publicly listed shipping and offshore companies both internationally and domestically. Currently, he sits on various international and domestic company boards as a non-executive board member.

●
Mr. Paulo has over 24 years experience in the oil and gas industry, most notably as the President of Chevron Overseas Petroleum Brasil Ltda. Based in Rio de Janeiro. Mr. Paulo has been with Chevron Corporation through its various subsidiaries since 1987. He has worked with Chevron subsidiaries in Angola (Cabinda Gulf Oil Company – Director for Financial Government Affairs), Saudi Arabia (Arabian Chevron Inc. – President) and London (Chevron International Oil Company – Coordinator External Affairs/Business Development – Senior Coordinator, West Africa Oil and Products). Mr. Paulo’s outside activities and accomplishments include, full member of the Institute of Internal Auditors – United Kingdom, former member of the Board of the Brazilian Petroleum Institute (IBP), former Vice President of the Brazilian Association for Infrastructure Development (ABDIB) and former director of The American Chamber of Commerce – Brazil.

●
Mr. Parry has been working with public and private companies in the natural resource sector over the past 15 years. He has an extensive network of contacts and relationships throughout Europe, the Former Soviet Union (FSU), Asia and Africa and significant experience in mergers and acquisitions. Mr. Parry has been a Director of Transeuro Energy Corp. since September 24, 2004 and of Abenteuer Resources Corp. Since 2008.

Audit Committee Oversight

Since the commencement of the Company’s most recently completed financial year, the audit committee of the Company has not made any recommendations to nominate or compensate an external auditor which were not adopted by the board of directors of the Company.

Reliance on Certain Exemptions

Since the commencement of the Company’s most recently completed financial year, the Company has not relied on:

(a)           the exemption in section 2.4 (De Minimis Non-audit Services) of NI 52-110; or

(b)           an exemption from NI 52-110, in whole or in part, granted under Part 8 (Exemptions).

Pre-Approval Policies and Procedures

The audit committee has not adopted any specific policies and procedures for the engagement of non- audit services.

Audit Fees

The following table sets forth the fees paid by the Company and its subsidiaries to PricewaterhouseCoopers LLP for services rendered in the last two fiscal years:

PricewaterhouseCoopers LLP

	2009	2008
Audit fees(1)	$175,000	$157,500
Audit-related fees(2)	$40,250	$120,593
Tax fees(3)	-	$108,109
All other fees(4)	-	$77,638
Total	$215,250	$463,840

Notes:
(1)	The aggregate audit fees billed by the Company’s auditor (or accrued).
(2)	The aggregate fees billed (or accrued) and not included above.
(3)	The aggregate fees billed (or accrued) for professional services rendered for tax compliance, tax advice and tax planning.
(4)	Other services in relation to RAG transaction.

CORPORATE GOVERNANCE DISCLOSURE

National Instrument 58-101, Disclosure of Corporate Governance Practices, requires all companies to provide certain annual disclosure of their corporate governance practices with respect to the corporate governance guidelines (the “Guidelines”) adopted in National Policy 58-201. These Guidelines are not prescriptive, but have been used by the Company in adopting its corporate governance practices. The Company has adopted a Corporate Governance Policy (the “Policy”) which sets out the Company’s approach to corporate governance. The Policy was designed taking into account the Guidelines. A summary of the Company’s approach to corporate governance is set out below.

Board of Directors

Management is nominating three individuals to the Company’s board of directors (the “Board”), all of whom are current directors of the Company.

The Guidelines suggest that the board of directors of every listed company should be constituted with a majority of individuals who qualify as “independent” directors under NI 52-110, which provides that a director is independent if he or she has no direct or indirect “material relationship” with the Company. Of the proposed nominees, one is “inside” or a management director and accordingly such persons are not considered to be “independent” within the meaning of NI 52-110. The two other directors are considered by the Board to be “independent” within the meaning of NI 52-110. The Board is, therefore, comprised of a majority of independent directors. The Company’s Policy requires that the Board be comprised of a majority independent directors.

Aage Thoen was appointed as Chairman of the Board on August 28, 2009.

Directorships

The following directors of the Company are directors of other reporting issuers:

Aage Thoen is a director of Interoil ASA, Green Reefers ASA, Bank2 ASA and Silver Green Shipping AS.

David Parry is a director of Abenteuer Resources Corp.

Orientation and Continuing Education

The Board will ensure that all new members of the Board receive a comprehensive orientation. The Board will further ensure that all directors are provided with continuing educational opportunities, so that the directors may maintain or enhance their skills and abilities as directors.

Ethical Business Conduct

The Board has adopted a formal written Code of Business Conduct that governs the behaviour of Board members and employees. The current limited size of the Company’s operations, and the small number of officers and consultants, allow the Board to monitor on an ongoing basis the activities of management and to ensure that the highest standard of ethical conduct is maintained. The Company’s Code of Conduct states that all of the Company’s activities should be conducted with the highest standards of honesty and integrity and in compliance with all legal requirements.The Code of Conduct also describes how confidential information will be handled by the Company and sets out the “Whistle blower” policy of the Company.

Nomination and Assessment

The Board does not have a formal process with respect to the appointment of new nominees to the Board. The Board expects that when the time comes to appoint new directors to the Board that the nominees would be recruited by the current Board members and would be formally identified by the Corporate Governance Committee, and the recruitment process would involve both formal and informal discussions among Board members and the CEO. The Board monitors, but does not formally assess, the performance of individual Board members and their contributions.

The Board does not, at present, have a formal process in place for assessing the effectiveness of the Board as a whole, its committees or individual directors, but will consider implementing one in the future should circumstances warrant. Based on the Company’s size, its stage of development and the limited number of individuals on the Board, the Board considers a formal assessment process to be inappropriate at this time.

Compensation

The quantity and quality of the Board compensation and management compensation is reviewed on an annual basis by the Company’s compensation committee. At present, the Board is satisfied that the current compensation arrangements for directors, which currently consist solely of incentive stock options and an annual retainer for independent directors, adequately reflect the responsibilities and risks involved in being an effective director of the Company. The number of options to be granted is determined by the Board as a whole, which allows the independent directors to have input into compensation decisions.

Other Board Committees

At the present time, the only standing committees are the Audit Committee, the Compensation Committee and the Corporate Governance and Environmental Committee. The written charter of the Audit Committee, as required by NI 52-110, is contained in Schedule “A” to this Circular. As the Company grows, and its operations and management structure became more complex, the Board expects it will constitute additional formal standing committees, and will ensure that such committees are governed by written charters and are composed of at least a majority of independent directors.

PARTICULARS OF MATTERS TO BE ACTED UPON

Consolidation of Common Shares

At the Company’s previous annual general and special meeting the Company’s shareholders approved a consolidation of the Company’s common shares. For a variety of reasons, the Company did not proceed with the consolidation. As a result, the Company will be asking its shareholders to once again approve a consolidation.At the Meeting, shareholders will be asked to consider, and if thought appropriate, to pass a special resolution (the full text of which is set forth below) amending the Company’s capital share structure by consolidating the 386,417,650 fully paid and issued common shares in the capital of the Company on the basis of up to five (5) old common shares of the Company for one (1) new common share of the Company (the “Consolidation”), with the actual consolidation ratio to be determined by the directors following the Meeting (such ratio not to exceed five (5) old common shares for one (1) new common share). As of the date hereof, the Company has 386,417,650 common shares without par value issued and outstanding. The proposed Consolidation will reduce the number of outstanding common shares without par value to approximately:

(a)	assuming a ratio of two (2) old common shares for one (1) new common share, to 193,208,825 common shares;

(b)	assuming a ratio of three (3) old common shares for one (1) new common share, to 128,805,883 common shares;

(c)	assuming a ration four (4) old common shares for one (1) new common share, to 96,604,413 common shares;

(d)	assuming a ratio of five (5) old common shares for one (1) new common share, to 77,283,530 common shares;

before taking into account any fractional shares resulting from the Consolidation which will be converted into whole shares as follows:

(a)
any fractional shares arising upon the Consolidation comprising less than one-half of one share will be deemed to have been tendered by the registered owner to the Company by way of gift and for cancellation, and will be returned to the authorized but unissued share structure of the Company; and

(b)	any fractional shares arising upon the Consolidation comprising greater than or equal to one-half of one share will be converted into one whole share.

In accordance with the Company’s Articles and the Business Corporations Act (British Columbia), the Consolidation must be approved by majority of not less than two-thirds (2/3) of the votes cast at the Meeting on the resolution approving the Consolidation.

The Consolidation will be effective on the date on which the directors of the Company determine to carry out the Consolidation, as approved by the TSX Venture Exchange.

It is anticipated that a letter of transmittal containing instructions with respect to the surrender of share certificates for the Company’s pre-Consolidation common shares without par value will be furnished to the shareholders of the Company for use in exchanging their share certificates. Following the return of a properly completed and executed letter of transmittal, together with the share certificate for the pre- Consolidation common shares, the certificates for the appropriate number of post-Consolidation common shares without par value will be issued.

Management of the Company is of the opinion that the Consolidation is in the best interests of the Company. Management believes that the number of post-Consolidation common shares will be more appropriate given the Company’s capitalization and will allow the Company greater possibilities with respect to future financings. The board of directors of the Company recommend that the shareholders of the Company vote in favour of the Consolidation as and when required.

The following is the text of the special resolution which will be put forward at the Meeting:

“IT IS RESOLVED as a special resolution that, subject to the acceptance by the TSX Venture Exchange:

1.
The Company’s authorized share structure be altered by consolidating (the “Consolidation”) all of the 386,417,650 fully paid and issued common shares without par value in the capital of the Company (or such other number of fully paid and issued common shares that are outstanding on the effective date of the Consolidation) on the basis of up to five (5) old common shares of the Company for one (1) new common share of the Company.

2.	Any fractional shares of the Company arising upon the Consolidation be converted into whole shares of the Company as follows:

(a)
any fractional shares arising upon the Consolidation comprising less than one- half of one share will be deemed to have been tendered by the registered owner to the Company by way of gift and for cancellation, and will be returned to the authorized but unissued share structure of the Company; and

(b)	any fractional shares arising upon the Consolidation comprising greater than or equal to one-half of one share will be converted into one whole share.

3.
The directors of the Company, in their sole and complete discretion, may act upon this special resolution to effect the Consolidation and to determine the actual Consolidation ratio (such ratio not to exceed five (5) old common shares for one (1) new common share), or if deemed appropriate and without any further approval from the shareholders of the Company, may choose not to act upon this special resolution notwithstanding shareholder approval of the Consolidation.

4.
Should the directors of the Company choose to act upon this special resolution to effect the Consolidation and subject to the deposit of this resolution at the Company’s records office, the solicitors for the Company are authorized and directed to electronically file the Notice of Alteration with the Registrar of Companies of British Columbia, if required.

5.
Any one director or officer of the Company is authorized and directed on behalf of the Company, to take all necessary steps and proceedings, and to execute, deliver and file any and all declarations, agreements, documents and other instruments and do all such other acts and things as may be necessary or desirable to give effect to this special resolution.”

General Matters

It is not known whether any other matters will come before the Meeting other than those set forth above and in the Notice of Meeting, but if any other matters do arise, the person named in the Proxy intends to vote on any poll, in accordance with his or her best judgement, exercising discretionary authority with respect to amendments or variations of matters set forth in the Notice of Meeting and other matters which may properly come before the Meeting or any adjournment of the Meeting.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com. Financial information is provided in the Company’s comparative financial statements and Management Discussion and Analysis to December 31, 2009. Additional financial information concerning the Company may be obtained by any securityholder of the Company free of charge by contacting the Company at 604-681- 3939.

BOARD APPROVAL

The contents of this Circular have been approved and its mailing authorized by the directors of the Company.

DATED at Vancouver, British Columbia, the 10th day of November, 2010.

ON BEHALF OF THE BOARD

(signed) “David Worrall”

David Worrall
President and Chief Executive Officer

TRANSEURO ENERGY CORP.

Schedule “A”
Audit Committee Charter

The Audit Committee will be governed by the following charter:

The Audit Committee of the Board will be a standing Committee and will be responsible for oversight of all account reporting, financial and internal control practices of the Company and its subsidiaries. The Audit Committee will report to the Board and its primary function will be to assist the Board in fulfilling its responsibilities to shareholders related to financial accounting and reporting, the system of internal controls established by management and the adequacy of internal and independent auditing relative to these activities.  The Audit Committee will have the authority to retain persons having special competence as necessary to assist the Audit Committee in fulfilling its responsibilities.

The Audit Committee will:

1.           Be composed of at least three members, the majority of whom will be independent, non- management and financially literate directors and a majority of whom will be unrelated directors.

2.           Meet quarterly and otherwise as required.  Minutes will be recorded and reports of Audit Committee meetings will be presented at the next regularly scheduled Board meeting.

3.           Be directly responsible for monitoring the Company’s systems and procedures for financial reporting, risk management and internal controls, reviewing all public disclosure documents and monitoring the performance of the Company’s auditors.

4.           Be responsible for recommending to the Board the appointment and compensation of the Company’s external auditors.

5.           Be directly responsible for the auditors oversight (including the resolution of any disagreements between management and the auditors regarding financial reporting), and the auditors will report directly to the Audit Committee.

6.           Have the authority to engage independent counsel and other advisors.

7.           Be provided by the Company with appropriate funding, as determined by the Audit Committee, for payment of compensation to the auditors and advisors to the Audit Committee.

8.           Provide for an open avenue of communications between the independent auditors, management and the Board and, at least once annually, meet with the Company’s auditors in a private session.

9.           Review the qualifications and evaluate the performance of the independent auditors and make recommendations to the Board regarding the selection, fee arrangements, appointment or termination of the auditors.

10.           Establish procedures for the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

11.           Review and pre-approve all audit and non-audit services, including tax services, provided by the auditors to the Company, or delegate such authority to one or more designated members of the Audit Committee who are independent directors.

12.           Ensure that adequate procedures are in place for the review of the Company’s public disclosure of financial information attracted or derived from the Company’s financial statements. The Audit Committee shall periodically review these procedures.

13.           Review with the independent auditors (a) the proposed scope of their examination with emphasis on accounting and financial areas where the Audit Committee, the independent auditors or management believe special attention should be directed, (b) results of their audit, including a letter of recommendations for management (c) their evaluation of the adequacy of the system of internal controls, (d) significant areas of disagreement, if any, with management and (e) cooperation received from management in the conduct of the audit.

14.           Review significant accounting, reporting, regulatory or industry developments affecting the Company.

15.           Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

16.           Discuss with management and the independent auditors any issues regarding significant business risks or exposure and assess the steps management has taken to minimize such risk.

17.           Review the Company’s financial statements, MD&A and annual and interim earnings press releases before the Company publicly discloses this information.

18.           Ascertain that significant matters identified as a result of interim review procedures have been brought to the attention of the Audit Committee.

19.           Perform such other functions as assigned by law, the Company’s bylaws or as the Board deems necessary and appropriate.

Review the Company’s hiring policies regarding current and former partners and employees of the Company’s current and former auditors.